Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement of Isleworth Healthcare Acquisition Corp. (the “Company”) on Form S-1 pursuant to Rule 462(b) under the Securities Act of 1933, as amended, of our report dated January 21, 2021, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audit of the financial statements of Isleworth Healthcare Acquisition Corp. as of December 31, 2020 and for the period from December 15, 2020 (inception) through December 31, 2020 appearing in the Registration Statement on Form S-1, as filed (File No. 333-252308), of Isleworth Healthcare Acquisition Corp.

/s/ Marcum LLP

Marcum LLP

New York, NY

February 24, 2021